To Our Shareholders
Net Income/(Loss) attributable to common shares for the year ended December 31, 2023 was $43.4 million, $0.23 per diluted share, compared to ($408.6) million, ($2.13) per diluted share, for the previous year.
Funds from Operations, as Adjusted (an apples-to-apples comparison of our continuing business, eliminating certain one-timers) for the year ended December 31, 2023 was $508.2 million, $2.61 per diluted share, compared to $608.9 million, $3.15 per diluted share, for the previous year. This is detailed on page 5.
Funds from Operations, as Reported (apples-to-oranges including one-timers) for the year ended December 31, 2023 was $503.8 million, $2.59 per diluted share, compared to $638.9 million, $3.30 per diluted share, for the previous year. See page 5 for a reconciliation of Funds from Operations, as Reported, to Funds from Operations, as Adjusted.
Net Operating Income (before depreciation, G&A, and interest), as detailed below, for the year ended December 31, 2023 was $1.143 billion, up substantially from 2021 and basically flat from 2022.
Here are our financial results presented in Net Operating Income format by business unit:

	Net Operating Income
($ IN MILLIONS)	2023 Same Store % Increase (Decrease)	% of 2023	2023	2022	2021
New York:
Office	3.8%	64.8%	727.0	718.7	677.2
Retail	(6.4)%	16.8%	188.6	205.7	173.4
Residential	11.8%	1.9%	21.9	19.6	17.8
Alexander’s	9.9%	3.6%	40.1	37.5	37.3
Total New York	2.2%	87.1%	977.6	981.5	905.7

THE MART	(34.8)%	5.5%	61.5	96.9	58.9
555 California Street	26.3%	7.4%	82.9	65.7	64.8
	0.4%	100.0%	1,122.0	1,144.1	1,029.4
Other			21.2	17.9	4.0
Total Net Operating Income			1,143.2	1,162.0	1,033.4

Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. They represent our intentions, plans, expectations, and beliefs and are subject to numerous assumptions, risks, and uncertainties. Our future results, financial condition and business may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine the outcome of these and our other forward-looking statements are beyond our ability to control or predict. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see "Item 1A. Risk Factors" in Part I of our Annual Report on Form 10-K for the year ended December 31, 2023, a copy of which accompanies this letter or can be viewed at www.vno.com. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this letter.

The following chart reconciles Funds from Operations, as Reported, to Funds from Operations, as Adjusted:

($ IN MILLIONS, EXCEPT PER SHARE)	2023	2022
Funds from Operations, as Reported	503.8	638.9
Adjustments for certain items that impact FFO:
Real Estate Fund	(14.4)	(1.6)
After-tax gain on sale of 220 Central Park South units	(12.0)	(35.9)
Credit losses on investments	8.3	—
Deferred tax liability - Farley	11.7	13.7
Other, including noncontrolling interests’ share of above adjustments	10.8	(6.2)
Total adjustments	4.4	(30.0)
Funds from Operations, as Adjusted	508.2	608.9
Funds from Operations, as Adjusted per share	2.61	3.15

Funds from Operations, as Adjusted, decreased in 2023 by $100.7 million, or $0.54 per share. Here is the detail:

	Increase/(Decrease)
($ IN MILLIONS, EXCEPT PER SHARE)	Amount	Per Share
Dispositions	(14.7)	(0.07)
Variable businesses	(4.3)	(0.02)
Tenant settlement	14.1	0.06
Net interest expense	(56.4)	(0.28)
Real estate tax expense - THE MART	(16.9)	(0.08)
Stock compensation	(19.6)	(0.09)
Other	(2.9)	(0.06)
Decrease in FFO, as Adjusted	(100.7)	(0.54)

Report Card
Since I have run Vornado from 1980, total shareholder return has been 11.4% per annum, but subpar lately. Dividends have represented 3.3 percentage points of Vornado’s annual return.
The table below shows Vornado’s total return to shareholders compared to our New York-centric peers and the Office REIT index for various periods ending December 31, 2023, and for 2024 year-to-date:

	Vornado	NY REIT Peers(1)	Office REIT Index
2024 YTD	(3.7)%	5.2%	(5.1)%
One-year	39.2%	30.8%	2.0%
Five-year	(40.3)%	(29.3)%	(16.8)%
Ten-year	(33.9)%	—	7.0%
Twenty-year	64.1%	—	98.6%
Had we done this table as of December 31, 2019, pre-COVID, the numbers on the “twenty-year” line would have been, reading across, 569.9%, –, and 468.9%.
In 2015 and 2017, shareholders received $30.50 per share in dividends from our Urban Edge ($11.88) and JBG SMITH ($18.62) spin-offs. The fact that these shares declined over time, as have all other office and retail shares, is another issue altogether.
Ten-Year Earnings Record
As is our custom, we present the table below that traces our ten-year record, both in absolute dollars and per share amounts:

($ AND SHARES IN MILLIONS, EXCEPT PER SHARE DATA)	NOI(2)		FFO, As Adjusted			Shares Outstanding
	Amount	% Change	Amount	% Change	Per Share
2023	1,147.5	(0.2)%	508.2	(16.5)%	2.61	210.3
2022	1,150.1	11.8%	608.9	10.7%	3.15	207.4
2021	1,028.4	2.5%	549.9	9.8%	2.86	205.7
2020	1,002.9	(13.3)%	501.0	(24.1)%	2.62	203.7
2019	1,156.6	0.8%	660.5	(6.0)%	3.46	203.1
2018	1,147.1	—%	702.8	0.3%	3.68	202.3
2017	1,146.9	3.4%	701.0	4.3%	3.66	201.6
2016	1,109.6	3.4%	672.3	6.8%	3.53	200.5
2015	1,073.3	9.3%	629.7	24.1%	3.32	199.9
2014	981.7	5.6%	507.3	8.4%	2.69	198.5

1    Comprised of New York City-centric peers: SL Green, Empire State Realty Trust, and Paramount Group.
2    All years include only properties owned at the end of 2023.

Acquisitions/Dispositions
Here is a ten-year schedule of acquisitions and dispositions.

($ IN MILLIONS)	Number of Transactions	Net Acquisitions/ (Dispositions)	Acquisitions	Dispositions	Gain
2024 to date	—	—	—	—	—
2023	7	(127.4)	20.0	147.4	36.5
2022	7	(409.3)	—	409.3	69.0
2021	6	262.6	397.0	134.4	7.9
2020	3	3.7	3.7	—	—
2019	7	(2,818.6)	67.1	2,885.7	1,384.1
2018	9	336.0	573.5	237.5	170.4
2017	9	(5,901.9)	145.7	6,047.6	5.1
2016	11	(875.1)	147.4	1,022.5	664.4
2015	25	(3,717.1)	955.8	4,672.9	316.7
2014	17	(412.3)	648.1	1,060.4	523.4
	101	(13,659.4)	2,958.3	16,617.7	3,177.5
Over the ten-year period, our dispositions totaled $16.6 billion and we were a net seller or spinner of $13.7 billion.
2019 Dispositions include $2.665 billion for the Retail Joint Venture at a 4.5% cap rate, resulting in a gain of $1.205 billion(3). 2017 Dispositions include $5.997 billion for the JBG SMITH spin-off and 2015 Dispositions include $3.700 billion for the Urban Edge Properties spin-off. No gain was recognized on these spin-offs.
The action here takes place on the 45th floor where our acquisitions/dispositions team resides. Thanks to Michael Franco, EVPs Michael Schnitt and Corporation Counsel Steven Borenstein, SVPs Cliff Broser, Brian Cantrell, Adam Green, and Tatiana Melamed.

3    The GAAP gain reported in our published financial statements was $2.571 billion, the difference being the step-up in basis to fair value of the retained portion of the assets. Much of this gain was reversed by impairment charges of $409.1 million in 2020 and $483.0 million in 2022.

Lease…Lease…Lease
The mission of our business is to create value for shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. Our operating platform is where the rubber meets the road, and leasing is the main event.
This year, total leasing was 2,779,000 square feet. Our New York office leasing team won the gold medal leasing 2.1 million square feet. Average starting rents were a record-breaking $99 per square foot. In more gold medal stuff, for the year we leased 1.2 million square feet at over $100 per square foot rents.
As is our practice, we present below leasing and occupancy statistics for our businesses.

(SQUARE FEET IN THOUSANDS)	New York		THE MART	555 California Street
	Office	Retail

2023
Square feet leased	2,133	299	337	10
Initial Rent	98.66	118.47	52.97	134.70
GAAP Mark-to-Market	6.2%	20.7%	(3.3)%	12.8%
Cash Mark-to-Market	(2.0)%	18.8%	(7.8)%	2.4%
Number of transactions	75	35	71	2

2022
Square feet leased	894	111	299	210
Initial Rent	84.51	266.25	52.40	96.40
GAAP Mark-to-Market	9.0%	(38.3)%	(4.8)%	24.3%
Cash Mark-to-Market	5.4%	(34.2)%	(5.4)%	13.6%
Number of transactions	86	22	63	6
The negative mark-to-market for Retail in 2022 was driven by a rent reduction in Hollister’s lease renewal at 666 Fifth Avenue. Excluding this deal, Retail GAAP and cash mark-to-markets would have been outstanding at positive 33.5% and 23.4%, respectively.

	New York		THE MART	555 California Street
	Office	Retail(4)
Occupancy rate:
2023	90.7%	88.1%	79.2%	94.5%
2022	91.9%	83.9%	81.6%	94.7%
2021	92.2%	91.4%	88.9%	93.8%
2020	93.4%	90.4%	89.5%	98.4%
2019	96.9%	93.8%	94.6%	99.8%
2018	97.2%	97.6%	94.7%	99.4%
2017	97.1%	96.8%	98.6%	94.2%
2016	96.3%	97.0%	98.9%	92.4%
2015	96.3%	97.3%	98.6%	93.3%
2014	96.9%	96.9%	94.7%	97.6%
Thanks to our leasing captains: Glen Weiss and Haim Chera. Also thanks to the New York Office leasing machine: EVP Josh Glick, Edward Riguardi, Jared Silverman, Ryan Levy, Anthony Cugini, and Jordan Donohue; and for Retail: EVP Ed Hogan, Jason Morrison, and Jenniel Davis; to EVP Paul Heinen, who runs THE MART and leasing at 555 California Street; and Toni McIntosh, Byron Morton and Josh Kellerman at THE MART. Our thanks also to our in-house legal teams and their leaders, EVPs Pam Caruso and Elana Butler.

4    Excludes Manhattan Mall occupancy for all periods presented.

Clockwise from top left: 350 Park Avenue, THE MART, 1290 Avenue of the Americas, 770 Broadway

Capital Markets / Balance Sheet
At year-end, we had $3.2 billion of immediate liquidity consisting of $1.3 billion of cash and restricted cash and $1.9 billion available on our $2.5 billion revolving credit facilities. Today, we have $3.1 billion of immediate liquidity. We also have approximately $10 billion of unencumbered assets.
This year, the inflation-fighting Federal Reserve raised interest rates rapidly, sending lenders and capital market counterparties to the sidelines. In recent years, our capital markets volume has averaged over $4 billion; this year, only $613 million.
In January, we repaid our $105 million participation in the $205 million mortgage loan on 150 West 34th Street.
In June, a joint venture, in which we have a 55% interest, completed a $129.3 million refinancing of 512 West 22nd Street, a 173,000 square foot Manhattan office building. The interest-only loan bears a rate of SOFR plus 2.00% in year one and SOFR plus 2.35% thereafter. The loan matures in June 2025 with a one-year extension option subject to debt service coverage ratio, loan-to-value, and debt yield requirements. The loan replaces the previous $137.1 million loan that bore interest at LIBOR plus 1.85% and had an initial maturity of June 2023.
In June, the Fifth Avenue and Times Square Joint Venture completed a restructuring of the 697-703 Fifth Avenue $421 million mortgage loan. The restructured $355 million loan, which had its principal reduced through an application of property-level reserves and funds from the partners, was split into a $325 million senior note, which bears interest at SOFR plus 2.00%, and a $30 million junior note, which accrues interest at a fixed rate of 4.00%. The restructured loan matures in March 2028, as fully extended. Any amounts funded for future re-leasing of the property will be senior to the $30 million junior note.
In July, a joint venture, in which we have a 50% interest, completed a $54 million refinancing of the office condominium of 825 Seventh Avenue, a 173,000 square foot Manhattan office and retail building. The interest-only loan bears a rate of SOFR plus 2.75%, with a 30 basis point reduction upon satisfaction of certain leasing conditions, and matures in January 2026. The loan replaces the previous $60 million loan that bore interest at LIBOR plus 2.35% and was scheduled to mature in July 2023.
In October, we completed a $75 million refinancing of 150 West 34th Street, of which $25 million is recourse. The interest-only loan bears a rate of SOFR plus 2.15% and matures in February 2025, with three one-year as-of-right extension options and an additional one-year extension option available subject to satisfying a loan-to-value test. The interest rate on the loan is subject to an interest rate cap arrangement with a SOFR strike rate of 5.00%, which matures in February 2026. The loan replaces the previous $100 million loan, which bore interest at SOFR plus 1.86%.
Below is the right-hand side of our balance sheet as well as calculations of net debt/EBITDA at December 31, 2023, 2022 and 2021.

($ IN MILLIONS)	2023	2022	2021
Secured debt - nonrecourse	5,730	5,878	6,099
Unsecured debt - recourse	2,575	2,575	2,575
Share of non-consolidated debt	2,654	2,697	2,700
Noncontrolling interests’ share of consolidated debt	(682)	(682)	(682)
Total debt	10,277	10,468	10,692
Cash	(1,413)	(1,783)	(2,177)
Projected cash proceeds from 220 Central Park South	(70)	(90)	(148)
Net debt	8,794	8,595	8,367

EBITDA as adjusted	1,081	1,091	949

Net debt/EBITDA as adjusted	8.1 x	7.9 x	8.8 x
We expect net debt/EBITDA to improve by at least one turn as PENN 2 rents up and our businesses normalize.
In 2023, we entered into interest rate swaps on $1.490 billion of debt, a 1.00% SOFR interest rate cap on the $950 million 1290 Avenue of the Americas mortgage loan ($665 million at share), and interest rate caps on $1.093 billion (at share) of other mortgage loans. As of March 31, 2024, the aggregate fair value of our interest rate hedges at share was $160 million.
At year end, fixed-rate debt, including the effect of interest rate swaps, accounted for 77% of debt with a weighted average interest rate of 3.6% and a weighted average term of 3.6 years. Floating-rate debt accounted for 23% of debt at a weighted average interest rate of 6.3% and a weighted average term of 1.6 years. Taking account of interest rate caps, 23% is reduced to 10%. While very helpful, our swaps and caps do not in most instances match the maturity dates of the loans and therefore provide only partial protection.
I would observe that there really is no protection against loans that mature into a rising interest rate market. And I further observe that the stock market marks to market, valuing at then-current interest rates, giving no value to lower-rate loans even if locked in for term.

Our balance sheet strategy is to rely primarily (70%) on project-level, nonrecourse debt – old-fashioned mortgages that are collateralized by assets we estimate to have an aggregate fair value of $9.4 billion (loan-to-value of 82%). We have approximately $10 billion of unencumbered real estate assets. Only 25%(5) of our debt is recourse. Here is the detail of recourse debt:

($ IN THOUSANDS)	Amount	Maturity	Years to Maturity
Debt recourse to Vornado:
3.50% senior unsecured notes	450,000	1/25	0.8
Unsecured revolving credit facility ($1.25 billion available)	—	4/26	2.0
2.15% senior unsecured notes	400,000	6/26	2.2
Unsecured term loan	800,000	12/27	3.7
Unsecured revolving credit facility ($675 million available)	575,000	12/27	3.7
3.40% senior unsecured notes	350,000	6/31	7.2
	2,575,000		3.4
Our credit statistics have been negatively affected by COVID-related reductions in our income and higher interest rates. This resulted in downgrades by S&P to BBB- for senior unsecured debt and BB+ for corporate credit rating, by Moody’s to Ba1 and by Fitch to BB+.(6)
Vornado remains committed to maintaining its investment grade rating. We aim to raise our rating as our income reverts and improves, as our variable businesses continue to recover, as our occupancy climbs back to our historical 97%, and as PENN 2 leases up.
Special thanks to EVP Jason Kirschner and SVP Tatiana Melamed.

5    In addition, we guarantee five mortgage loans totaling $924 million ($541 million at share) for purposes of protecting tax positions.
6    All of our New York peers and most of the CBD office REITs are in the same boat.

Retail
Retail has bottomed. Tenant activity is picking up from literally no interest and no tours to now a fairly active market, but still at bottom-fishing pricing. While rents have a way to go to reach peak pricing of five years ago, we feel very good about the activity level and strength of this retail recovery. We expect activity and pricing to accelerate from here.
And there is more big retail news… In two blockbuster deals announced in December, global luxury retailers Prada and Kering bought prime, upper Fifth Avenue properties for their own use as stores. One deal was $835 million and the other was $963 million, so in round numbers, call it about $900 million for each half-block front on upper Fifth Avenue. So we now are seeing the most important retailers in the world investing aggressively in real estate for their own store brands on the most important retail thoroughfare in our country. This is only happening in the most important world cities (New York, London, Paris). Now, we take this mark very personally because we own, in our Retail Joint Venture (so 51.5% at our share), a 26% market share of upper Fifth Avenue in four half blocks of similar AAA quality. These transactions are indeed comps for our value. We also own in that same joint venture the two best full blocks (so four half blocks) in Times Square. And we own the largest sign business in town, over half of which is in Times Square, in that same joint venture.
We are making more than our fair share of deals – a sampling is Fendi, Berluti, Sephora, Whole Foods, Wegmans, Canada Goose, Chase, Duane Reade, Blue Ribbon Sushi, Stefano Ricci, Five Below, DSW Shoes, Hollister, Lifetime Fitness, Avra Prime…
Individually, and collectively, we own great assets… a portfolio of 50 properties, 2.4 million square feet of flagship street retail concentrated on the best high streets. Please see www.vno.com for portfolio details and images. Here is the math for our retail business:

($ IN MILLIONS, EXCEPT PROPERTIES)	Number of Properties	NOI
		GAAP Basis	Cash Basis
2023	50	188.6	180.9
2022	56	205.7	188.8
2021	60	173.4	160.8
2020	63	147.3	158.7
2019	62	273.2	267.7
2018	63	353.4	324.2
For comparability, 2018 and 2019 cash basis NOI of $324.2 million and $267.7 million should be adjusted for the Retail Joint Venture, other sales and out-of-service assets taking our cash basis NOI, as adjusted, to $178 million and $194 million, respectively.
Below, we break down our retail business by submarket:

	NOI
($ IN MILLIONS, EXCEPT %)	GAAP Basis		Cash Basis
	Amount	%	Amount	%
Fifth Avenue	65.4	34.7	67.8	37.5
Times Square	25.2	13.4	26.6	14.7
THE PENN DISTRICT	33.0	17.5	23.9	13.2
Midtown South	31.8	16.9	28.4	15.7
Madison Avenue	11.8	6.3	11.6	6.4
Other	21.4	11.2	22.6	12.5
Total	188.6	100.0	180.9	100.0

Clockwise from top left: 595 Madison Avenue, 689 Fifth Avenue, PENN 1, 1540 and 1535 Broadway

THE PENN DISTRICT
We are the largest owner in THE PENN DISTRICT with 9 million square feet. THE PENN DISTRICT’s time has come. THE PENN DISTRICT is different from our other office assets…it is a large multi-building campus, it is long-term and it is development focused (development and long-term are two of the dirtiest words in REITland). THE PENN DISTRICT is the highest growth opportunity in our portfolio.
The name “Penn” – as used in Penn Plaza, or even THE PENN DISTRICT – is a legacy that short-sells reality. I look upon our neighbors Hudson Yards and Manhattan West, and our PENN DISTRICT as a single submarket, call it the “New West Side of Manhattan.” This submarket has been the fastest grower in town, now comprising 36 million square feet, and has sites that over time will produce 20 million square feet of growth. There will always be Park Avenue but for an increasing array of occupiers, Manhattan is tilting to the south and to the west.
Our development plans for Farley, PENN 1 and PENN 2 were outlined in my letters to shareholders over the last years. Images, budgets, returns and delivery dates are on our website. Two of these three large, exciting projects are now open and the third, PENN 2, is just about complete. When fully completed, these three, aggregating 5.2 million square feet, will constitute the debut of our vision for THE PENN DISTRICT. Here’s an update:
•The acclaimed Moynihan Train Hall is open to the public, as is our Moynihan Food Hall.
•The doubling in width and doubling in height of the Long Island Rail Road concourse, main corridor of Penn Station, to 60 feet wide and 18 feet high is complete. Anyone who thinks Penn Station cannot be turned into a world-class facility without moving Madison Square Garden (highly unlikely and backbreakingly expensive) should take a look at this grand concourse. We own the retail on both sides of the LIRR concourse.
•Our retail leasing in both the Train Hall and the Long Island Rail Road concourse is above budget, with a prodigious 62 leases executed.
•Vornado was a major principal in both the Moynihan Train Hall and LIRR concourse public/private partnerships.
•At Farley, Meta (formerly Facebook) has taken occupancy of their 730,000 square feet under a 15-year lease.
•At PENN 11, our major tenant has expanded to 400,000 square feet.
•At PENN 1, our grand new lobby and multi-floor amenity offerings are completed and open. Our amenities here are extensive (we believe the largest amenity package in the City, by far) and unique, tailored to the demographic of our tenants’ workforce, are very busy and receiving rave reviews from tenants and brokers.
•At PENN 2, the two-block wide Bustle is now complete, creating in front of PENN 2, combined with the 33rd Street promenade and the 33rd Street set-back at PENN 1, an expansive open public space which, I might say, will be quite unique and impressive (see cover picture).
•Directly across Seventh Avenue, the Hotel Penn is now down to ground, creating our quite spectacular PENN 15 site. And there are other sites in THE PENN DISTRICT for future development.
•Our food and beverage strategy of curating outstanding restaurants, fast casual, grab and go, coffee, and sweets offered by a mix of national and local operators at varying price points, to serve our tenants, neighbors, and the throngs of visitors to THE PENN DISTRICT, is well underway. Avra Prime, Blue Ribbon Sushi, Bar Primi, The Landing, The Grand Astro Room (by Sunday in Brooklyn), Roberta’s, The Moynihan Food Hall, Los Tacos, Dos Toros, Shake Shack, Pret, Chick-Fil-A, Blue Bottle, Birch, Anita Gelato, Davey’s Ice Cream, Magnolia Bakery (the list goes on…) are now open or soon will be.
•On the seventh floor of PENN 1, our PENN DISTRICT experience center is open and busy. This 14,000 square foot facility, complete with multiple scale models and floor-to-ceiling, wall-to-wall videos, vividly illustrates and brings to life our vision and plans for the buildings, restaurants, retail, amenities, and lifestyle and workstyle that THE PENN DISTRICT will become.

We have earned our stripes with what we have already accomplished in THE PENN DISTRICT… just look at the Moynihan Train Hall, the LIRR Concourse, Facebook at Farley (730,000 square feet), PENN 1 (2.6 million square feet), PENN 2 (1.8 million square feet), PENN 11 (1.1 million square feet), the two-block-long Bustle along Seventh Avenue, and expansive surrounding public plazas.
Our PENN DISTRICT development team is led by Barry Langer with David Bellman, Judy Kessler, Alan Reagan, Sandy Reis, Nicole Dosso, Chris Sullivan, Alejandro Knopoff, Andrew Hunt and Morgan Mann. Special shoutout and kudos to Glen Weiss, Barry Langer, Josh Glick, Lisa Vogel, Jerald Kohrs, and Brad Zizmor who have been the guiding lights in the creation of PENN 1’s unique food, gathering and social spaces. And, thank you to Dan Shannon for his excellent and creative work on PENN 2.

FOOD HALL

IRISH EXIT
ALL ABOARD
WHAT'S YOUR ORDER?
THE IRISH EXIT
DID YOU KNOW?
MOYNIHAN TRAIN HALL IS NAMED AFTER
SENATOR DANIEL MOYNIHAN, WHO HAS IRISH
ANCESTRY.

FARLEY - Moynihan Train and Food Halls

PENN 1

PENN 2

Long Island

PRET A MANGER
STARBUCKS
7th Av & 33rd, 34th St
LIRR Customer Service
Subway 1 2 3
Tracks 13–19

Long Island Rail Road (LIRR) Concourse

Some Thoughts, 2023 Version
Portions reprinted from prior years.
I join with all citizens of the free world by saying that we are shocked and saddened by the now, two wars in Ukraine and Gaza. I stand with Israel and with Ukraine. The loss of life and destruction is heartbreaking… but the importance of the outcome of these hostilities to our way of life cannot be overestimated.
A shoutout and thank you to our very talented, hard-working Vornado family in New York, Paramus, Chicago and San Francisco, in leasing, development, the 45th floor, Paramus, operations, and BMS all of whom are A+, head of the class.
The State of Office
Nationwide, the share prices of office companies have been crushed. Geography, portfolio quality, and even balance sheet strength don’t seem to matter. Is the stock market predicting that office buildings are obsolete, disrupted by the kitchen table and Zoom? Is the stock market predicting that the future of work, the future of office, and even the future of our cities is challenged? We don't think so.
We don’t think WFH or WFA is an existential threat. While companies are still grappling with hybrid work policies and the right level of flexibility, overall sentiment is shifting toward pre-pandemic norms. The City is busy, apartments are full with waiting lists. We are seeing a real pick up in return to office throughout our portfolio, particularly Tuesday through Thursday. Utilization rates are approximately 65%(7) and the momentum is improving month by month. Both employers and employees recognize the productivity, collaboration, creativity, and cultural benefits of working in the office together.(8)
On an earnings call last year, in response to a question about hybrid work, I said, “I think you can assume Friday is dead forever … and Monday is touch and go.” In 2021’s letter, I asked “does anybody think a nine hour, four day workweek with three days off has legs?”
It seems to me there’s a very close parallel between what happened to malls and what is now happening to office. Just five years ago, there was universal certainty that malls and brick and mortar retail were dead, the victim of ubiquitous and explosively growing e-commerce. Capital markets shut down, share prices cratered… but behold, today malls and physical stores are booming. It seems to me that office in New York, and in all U.S. cities, has fallen victim to the same emotional and short-sighted view. Work from home is to office what the internet was to retail. We believe in-office work is the better bet. Given a little time, frozen capital markets and no new supply will restore the supply-demand balance and restore value to office. Lower interest rates, when they finally come, will be the icing on the value-creation cake. Malls and office and the center cities of America are not going away. This cycle is not yet over and there remain challenges… but for forward-looking investors, the time is now. Coincidently, only a few days ago, The Wall Street Journal Heard on the Street column featured an article about real estate, the headline of which was “U.S. Property Crunch Favors the Bold” with the subheadline “Investors willing to buy buildings when everyone is running scared typically get the biggest rewards.”
Here’s the opportunity(9), i.e. let’s skate to where the puck will be. Office, in the public markets, is on offer at a fraction of NAV (admittedly, a very subjective number), a more than 50% discount from “normal” pricing of several years ago. Query: would you rather buy what Mr. Market is selling at a once in a generation deep discount or invest in in-vogue property types at top-tick pricing? Here’s my bull case, really a prediction: frozen capital markets and sky-high interest rates have and will continue to shut down new builds and tenants’ normal growth will lead to a very tight New York City office market. A point in fact, even in this market, Park Avenue has already tightened to under 7% vacancy, with rents going from say mid-$80s to $120s already.
In New York, of the total 422 million square feet, 245 million square feet are old, tired, obsolete, and well past their sell-by date. So we really compete in a much smaller market of 177 million square feet. See Appendix A for square feet, vacancy, and building quality by submarket. These statistics tell a very interesting and important story.
Notwithstanding all the noise, our team produced an outstanding 2023 leasing year (see page 8).
And notwithstanding all the noise, it’s important to note, with reference to the Net Operating Income table on page 4, that our business units have by and large, and in the aggregate, held up very well. Interest rate increases and other below-the-line items have, of course, taken their toll.
Big Trouble in Debt Markets
In this cycle, office towers, nationwide, are the common enemy. Most office loans will have to be restructured and extended as they aren’t refinanceable at their current levels. Defaults and “give back the keys” have already started, led by some of the industry’s largest landlords. By and large, lenders really don’t want the keys back and actually do need to get the defaulted loans off their books, initially at small discounts and eventually at whatever discount clears the market.
There is no new debt available for office, so no buying, no selling, no new builds.(10) When a loan comes due, the only real refinance option available (and that with a fight) is from the existing lender. There is a mere trickle of equity at deal-stealing prices. How long and deep this all goes is unknowable. So, coming out of the cycle, many good but overleveraged buildings will change hands, will be de-levered, and the second or third owner will enjoy a much lower basis. We have a best-in-class operating platform and intend to participate in this death and rebirth cycle. My colleagues and I at Vornado are optimistic and excited.
We are clear-eyed and realistic about the near-term financing market challenges. It is not pretty when 3% debt rolls over to 7%, or even up to 10%. We will certainly have a few workouts to deal with over the next couple of years, but that goes with the territory.

7    45% on Mondays, just 25% on Fridays. Pre-pandemic normal was 80%.
8    And it’s certainly much more fun to be gathered together rather than alone.
9    Trouble always creates opportunity.
10    More broadly, lenders have no appetite for construction financing across most property types which should also keep a lid on new supply.

Farley, PENN 1, PENN 2 are Debt-Free
Several years ago when we began the Farley/Facebook, PENN 1 and PENN 2 projects, we loaded in over $2 billion in cash to prefund 100% of our development and construction costs. We didn’t know then how prescient that would be. So Farley/Facebook and PENN 1 are now finished and paid for, as is PENN 2, which is just about complete. These three assets, aggregating 5.2 million square feet, are free and clear and unencumbered… and that’s quite a feat.
Dividends
A few facts for context… In 2022, our dividend was $2.12, or $435 million, in cash. Over the past 10 years we have paid $5.1 billion in regular dividends and another $400 million in special dividends and another $6 billion in spin-off dividends. An analyst characterized REIT dividends as sacred, and I agree… well, I sort of agree. For 2023, we paid a $0.375 dividend, or $72 million in cash, in the first quarter and a fourth quarter true-up dividend, making the total for the year $0.675, $129 million in cash. Going forward, on a year-by-year basis until conditions normalize, we will defer paying dividends for the first, second, and third quarters, and in the fourth quarter, based upon known facts, actual taxable income, including asset sales, etc. we will pay out taxable income, but will reassess whether it is wise and appropriate to pay in cash, or in a combination of cash and scrip. Shareholders should be indifferent as to whether they receive cash or scrip, but that cash, if retained, might be more wisely employed for debt management, stock buybacks, or whatever.
Buybacks
As most of you know, I have resisted buybacks for years and years, resisted copy-catting and resisted the pounding from analysts to “close the NAV gap.” I believe my resistance was logical and fact based and proven correct by the market. Recently in April, when our stock sold off into the teens, seeing a unique opportunity, our Board authorized a $200 million share buyback program (a toe in the water). To date, we have repurchased 2,024,495 common shares for $29,143,000, an average price per share of $14.40(11). We will proceed carefully and in a measured way.
To summarize, the economy has held up better than expected in the face of the Federal Reserve’s historic interest rate increases… but make no mistake, in the end, the Fed will win its battle against inflation. Real estate capital markets remain challenged (read frozen), making it extremely difficult to finance or sell assets. Capital is scarce and back-breakingly expensive. While these circumstances will cause pain in the short term, they lay the foundation for a recovery in fundamentals and values in the future. The direct byproduct of the lack of availability and out-of-sight high cost of financing is that it will shut down almost all new building. If history is our guide, as demand recovers, the market will tighten and Class A rents and values will benefit enormously. We have seen this movie before.
We are in the multi-tenant office business. On average, we re-rent, say, 10% of our space yearly, call it two million square feet. The tenant inducement capex the market now demands to re-rent that space might be as much as $300 per square foot ($150 per square foot of TIs and a like amount of free rent), which amortized over a ten-year lease at 6% is $40.76 per annum. This is a killer.
One theme we do think will continue is a heightened focus on the quality of the landlord. Many landlords, particularly private ones, are struggling with high leverage levels, which may limit their ability to invest capital in their buildings or, in some cases, even retain their assets. Tenants and their brokers will shun these buildings. Strong, well capitalized landlords like Vornado will benefit.
What’s going on here? And nobody seems to care. The Federal debt is now $34 trillion, up from $20 trillion just seven years ago. What’s more – annual deficits are running close to $2 trillion and the national debt is projected to be $45 trillion by 2030.(12)
The heavily populated northern, blue cities – what I call the northern crown of America – Washington, Philadelphia, New York, Chicago, Seattle, Portland, San Francisco, and Los Angeles are all indulging runaway budgets and increasing taxes.
There is a natural competition between high-tax, densely populated urban centers and low-tax/no-tax, generally warm weather, business welcoming states. Take a hard look at these statistics(13):

	New York	Florida	Texas
Population (in thousands)	19,571	22,611	30,503
Expenditures (in millions)	229,039	116,500	160,650
Expenditures per capita	11,703	5,152	5,267
In the this will never happen… but it should department, the first governor of a northern, densely populated, urban state who recognizes all this and reduces taxes will be lionized.
I again question the wisdom of the New York State estate tax. I repeat here what I have said before:
In New York State, the top 2% pay a full 50% of personal income taxes so it is critical that they remain tax-paying residents. The vulnerability comes with the 2%-ers, who are at the end of their careers. Most of the folks I know are willing to pay higher income taxes for the privilege of living in New York, but hate the prospect of a 16% toll for the privilege of dying in New York. New York State’s estate tax brings in less than three quarters of one percent of the state’s annual budget. The estate tax should be repealed. Keeping our highest taxpayers through the end of their lives is both good economic policy and good politics. By the way, high-tax California has no estate tax, New Jersey repealed its estate tax in 2018.

11    I should have sold the farm and backed up the truck.
12    Source: Congressional Budget Office for all amounts
13    Source: U.S. Census Bureau for population amounts and state websites for budgeted expenditures

In January 2023, we completed an important deal with Citadel for 350 Park Avenue, which involved their master leasing the entire 585,000 square foot building (relieving us of 225,000 square feet of vacancy). This deal will almost certainly result in a teardown and a new build of a grand 1.7 million square foot tower on a larger assembled site. Please see our press release of December 9, 2022. We have a lot of friends on Wall Street and I might venture that by any measure (return on equity, return per employee, etc.), Citadel is at the head of the class, intensely focused and aggressively growing. This deal validates the quality of our site, our development team, and New York.
There is a learning here with regard to WFH and WFA. Interestingly, Ken tells me that a significant differentiator for his firm is the simple fact that everybody comes to work every day, five days a week (I think they start at 7:30 am). I think companies that embrace work-from-home will be left behind. And I think it’s absurd to think that years from now, tens of millions of Americans will be working from home, alone at their kitchen table. And that office towers and our great cities will be empty. And by the way, Zoom (a.k.a. Hollywood Squares) may be a disruptor, but its stock is down from the $500s to a still high $64.
In August, we contributed our Pier 94 leasehold to a joint venture with our partners Hudson Pacific and Blackstone and we will own 50% of the venture. This will be the best studio facility in New York City and the only purpose-built one in Manhattan. We appreciate the support of the Mayor and the New York City EDC in completing this important public/private partnership. Demolition of the old headhouse and exterior of the Pier is complete. Foundation work has commenced for the new headhouse and structural reinforcement of the Pier is ongoing. We expect to deliver the project by the fourth quarter 2025. We believe in the project's potential and expect it to generate a very attractive 10%+ incremental cash yield on our investment.
Replacement cost for New York office buildings is rising aggressively. Replacement cost has always been a leading indicator, foretelling that the existing stock of office buildings will be increasing in value.
In the history of New York real estate, all great landlord bull markets followed a period of constrained supply, and here we are. Capital markets are now making it almost impossible to build new.
The market is demanding highest quality, heavily amenitized, transportation-based space. Our portfolio fits the bill: THE PENN DISTRICT (Farley, PENN 1, PENN 2), 770 Broadway, 1290 Avenue of the Americas, 280 Park Avenue, 555 California Street, THE MART, future development sites 350 Park Avenue and PENN 15, to name a few.
After years of proudly commanding a full page and hero picture in this letter, 220 Central Park South, basically completed, now gets this short paragraph. Sales to date have totaled $3.268 billion. We are over 98% sold with, I guesstimate, $55 million still to come from the few remaining future sales. As an indicator of the singular success of this product, resale prices are up, and up substantially, and I believe 220 to be the only recent development where resale prices have increased.
After three years of advocating that the powers that be should award a gaming license in Manhattan, in October, I made the surprise announcement that we would not be pursuing a gaming license. Now, we have a great double-block long site in THE PENN DISTRICT, which may well have had the winning hand. But here is my logic. The single most important financial imperative in our company is to successfully complete the leasing of PENN 2; that will generate over $100 million of incremental income and create over two billion dollars of incremental value. It became very clear that the tenants who would fill this space would not locate across the street from a casino. What’s more, I made the odds no more than 50-50 that a gaming license would be granted for Manhattan and, if it were, the odds of any individual site winning the sweepstakes would be around, say, 10%. So two billion dollars of value creation vs. a 10% chance in a long-tailed governmental process – this was an easy call.
We are a show-me stock. Our team accepts that.
We believe in New York, our hometown, the most important city in America. New York is the economic and cultural capital of the United States (there is a reason the Statue of Liberty is in New York Harbor); it is the finance center of the world; it attracts the best and the brightest; it has a large and growing highly educated and diverse workforce, eight professional sports teams, Lincoln Center and Carnegie Hall, Broadway, great museums, great restaurants and nightlife, the best hospitals and universities, and, of course, the largest concentration of Fortune 500 headquarters, and New York is now the second most important tech center in the country… you get the message.

2023: Another Year of Excellence

GRESB MEMBER

- **#1** in the USA among our peers for Diversified Office/ Retail REITs.
- **"Green Star"** distinction for the 11th time and a 5-star rating.
- Score an "A "for its ESG public reporting.

2024 ENERGY STAR PARTNER OF THE YEAR (ESPOY)

- 9th time awarded this distinction, demonstrating our long-term partnership with **ENERGY STAR.**

S&P GLOBAL CORPORATE SUSTAINABILITY ASSESSMENT (CSA)

- Vornado performed in the top quintile for the **Real Estate Industry** in the S&P Global Corporate Sustainability Assessment (CSA).

SCIENCE BASED TARGETS

- As of 2023, we have reduced our Scope 1 and Scope 2 location-based and market-based emissions by **4% and 61%** respectively over our 2019 baseline.

LEADER IN THE LIGHT

- Awarded **National Association of Real Estate Investment Trusts** (NAREIT) respected Leader in the Light Award for sustainability for diversified REITs for the 13th time.

EMPIRE BUILDING CHALLENGE

- PENN 1 was awarded a **$1 million incentive** from NYSERDA toward the implementation of condenser water heat recovery.

EP100 MEMBER

- Vornado is **75%** of the way to its EP100 goal, achieving a 50% increase in Energy Productivity in 2023 while continuing to align its energy management with the Department of Energy's ISO 50001 Program.

CARBON DISCLOSURE PROJECT

- Vornado maintained a **Carbon Disclosure Project** (CDP) response score of "B" with improvement in disclosure acumen, progress on our goals, assessment of risk and opportunities, and regulation preparedness.

Sustainability
Our Board and senior management are proud of Vornado’s continued national leadership in sustainability, improving our communities, our buildings, and our tenant experiences. We continue to build upon our Vision 2030 and Science Based Target commitment through our robust sustainability program. Our complete plan can be found on our website at www.vno.com/sustainability.
Key achievements include:
•Procured 100% renewable energy credits (RECs) for electricity directly managed by Vornado in the key markets in which we operate. These RECs include those sourced from hydroelectric, solar and wind facilities located in the states of New York and California.
•Achieved a 32% reduction in overall energy consumption across our in-service office portfolio, compared to our 2009 baseline
•Reached a 65% waste diversion rate across our in-service office portfolio, making significant progress towards our long- term target of 75%
•Received multiple awards recognizing our continued industry leadership in sustainability including (i) the 13th NAREIT Leader in the Light Award, (ii) Energy Star Partner of the Year with Sustained Excellence, and (iii) ranked #1 amongst peers in the USA, Diversified – Office/Retail in the Global Real Estate Sustainability Benchmark (GRESB)
We continue using data to measure progress against our goals, align our goals with our tenants, plan for our longer-term projects and engage with our stakeholders in meaningful ways. This past year we focused on operational optimization and how data can improve the performance of our buildings, benefiting our tenants, our shareholders, and our building teams. We are proud of the savings that we saw across our portfolio, even as occupancy recovered.
We constantly seek to enhance the health and well-being of our best-in-class employees with continuing education and career development. Through our Vornado Volunteers program, our employees supported local organizations including Habitat for Humanity, Breaking Ground, the Central Park Conservancy and Project Cicero. We expanded WorkLife, Vornado’s amenity ecosystem that allows our tenants, employees, and communities to focus on work and self-care, into Chicago and San Francisco.
Our Board, and particularly our Corporate Governance and Nominating Committee, is assigned with oversight of sustainability, which includes climate change risk. In 2023, our Executive Compensation program once again included sustainability performance metrics. Our discussion of corporate governance is included in our proxy statement, which can be viewed at www.vno.com/proxy and the governance section of our website at www.vno.com/governance. In 2024, we will continue to monitor regulatory requirements. Our sustainability narrative is told with transparency and supported by data. All can be found at www.vno.com/sustainability.
Thanks to SVP Lauren Moss and her team, who lead our sustainability efforts.

.
731 Lexington Avenue

Signature Page
Sam Zell passed on May 18th. There was a memorial service in his honor in Chicago attended by over a thousand people in person and hundreds more on video. I gave a eulogy. It could be said that Sam was the father of the publicly traded REIT market… he called it liquid real estate. I wish us all to be as smart and accomplished and live life as large as Sam did.
We continually broaden our leadership team through promotions from within our Company. Please join me in congratulating this year’s class; they deserve it.
Steven Borenstein was promoted to Executive Vice President, Corporation Counsel
Tatiana Melamed was promoted to Senior Vice President, Acquisitions and Capital Markets
Edward Riguardi was promoted to Senior Vice President, Office Leasing
Eileen Verrall was promoted to Senior Vice President, Marketing
Robin Elgouz was promoted to Vice President, Divisional Controller, BMS
Jennifer Escobar-Petrakos was promoted to Vice President, Payroll, BMS
Yllka Gashi was promoted to Vice President, Operations
Ryan Levy was promoted to Vice President, Office Leasing
Morgan Mann was promoted to Vice President, Development
Ashley Natale was promoted to Vice President, Retail Operations
Michael Polise was promoted to Vice President, Project Management
Lisa Simonian was promoted to Vice President, Head of Trade Shows, THE MART
Chris Sullivan was promoted to Vice President, Development
We are delighted to welcome the experienced and talented Jason Kirschner as our new EVP Head of Capital Markets.
And welcome to Kevin Ward, SVP, Chief Security Officer; Alex Bedell, VP, Office Leasing and Benjamin d’Hermillon, VP, Design & Construction.
Special thanks to Samantha Benvenuto and Steven Borenstein, who lead our human capital and governance efforts.
Our operating platform heads are the best in the business. I pay my respects to my partners, Michael Franco, Glen Weiss, Barry Langer, Haim Chera and Tom Sanelli; and to David Greenbaum and Joe Macnow, my long-time partners who are now part-timers. Our exceptional 15 Division Executive Vice Presidents deserve special recognition and our thanks. Thank you as well to our very talented and hardworking 26 Senior Vice Presidents and 56 Vice Presidents who make the trains run on time, every day.
Our Vornado Family has grown with 5 marriages and 5 births this year, 4 girls and 1 boy.
On behalf of Vornado’s Board, senior management and 2,935 associates, we thank our shareholders, analysts, and other stakeholders for their continued support.
Steven Roth
Chairman and CEO
April 2, 2024
Again, this year, I offer to assist shareholders with tickets to my wife’s production of Left on Tenth, a new play by Delia Ephron starring Julianna Margulies and Peter Gallagher, which will open on Broadway in the fall. Please call if I can be of help.

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Appendix A

	Total Square Feet
Building Quality	Total	Park Avenue	PENN DISTRICT/ Hudson Yards	6th Ave/ Rockefeller Center	Midtown South	Other Midtown Submarkets	Downtown
Commodity	245,206,233	5,982,551	10,651,710	16,615,518	53,005,676	99,378,277	59,572,501
Better	150,178,272	21,270,993	9,684,512	27,703,100	30,005,528	34,381,718	27,132,421
Prime	26,893,389	3,660,290	15,715,671	—	—	7,517,428	—
Total	422,277,894	30,913,834	36,051,893	44,318,618	83,011,204	141,277,423	86,704,922

	Vacancy
Building Quality	Total	Park Avenue	PENN DISTRICT/ Hudson Yards	6th Ave/ Rockefeller Center	Midtown South	Other Midtown Submarkets	Downtown
Commodity	15.8%	10.7%	13.8%	13.9%	16.9%	16.8%	20.4%
Better	12.0%	6.6%	20.4%	6.3%	20.1%	17.7%	16.2%
Prime	11.7%	6.8%	13.5%	N/A	N/A	14.6%	N/A
Total	14.0%	7.4%	15.4%	9.2%	18.1%	17.1%	19.1%

	Asking Rents Per Square Foot
Building Quality	Total	Park Avenue	PENN DISTRICT/ Hudson Yards	6th Ave/ Rockefeller Center	Midtown South	Other Midtown Submarkets	Downtown
Commodity	$63.27	$72.21	$59.86	$75.65	$68.98	$67.38	$51.10
Better	$100.46	$92.90	$104.80	$92.76	$104.22	$95.28	$70.20
Prime	$155.15	$224.68	$149.21	N/A	N/A	$205.58	N/A
Total	$77.05	$98.49	$108.29	$82.88	$83.70	$80.87	$56.77

Source: CBRE

Below is a reconciliation of net income (loss) to NOI, as adjusted (properties owned at the end of 2023):

($ IN MILLIONS)	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Net income (loss)	32.9	(382.6)	207.5	(461.8)	3,334.3	422.6	264.1	982.0	859.4	1,009.0
Our share of (income) loss from partially owned entities	(38.7)	461.3	(130.5)	329.1	(78.9)	(9.1)	(15.2)	(168.9)	9.9	58.5
Our share of (income) loss from real estate fund	(1.6)	(3.6)	(11.1)	226.3	104.1	89.2	(3.2)	23.6	(74.1)	(163.0)
Interest and other investment (income) loss, net	(41.7)	(19.9)	(4.6)	5.5	(21.8)	(17.1)	(37.8)	(29.6)	(27.2)	(38.6)
Net gains on disposition of assets	(71.2)	(100.6)	(50.8)	(381.3)	(845.5)	(246.0)	(0.5)	(160.4)	(149.4)	(13.6)
Net gain on transfer to Fifth Ave. and Times Square JV	—	—	—	—	(2,571.1)	—	—	—	—	—
Purchase price fair value adjustment	—	—	—	—	—	(44.1)	—	—	—	—
(Income) loss from discontinued operations	—	—	—	—	—	(0.6)	13.2	(404.9)	(223.5)	(686.9)
NOI attributable to noncontrolling interests	(48.6)	(70.0)	(69.4)	(72.8)	(69.3)	(71.2)	(65.3)	(66.2)	(64.9)	(55.0)
Depreciation, amortization expense and income taxes	463.5	526.2	401.9	436.3	522.6	484.2	470.4	428.2	294.8	360.7
General and administrative expense	162.9	133.7	134.6	181.5	169.9	141.9	159.0	149.6	149.3	141.9
Acquisition and transaction related costs	50.7	31.7	13.8	174.0	106.5	31.3	1.8	9.4	12.5	18.4
Our share of NOI from partially owned entities	285.8	306.0	310.9	306.5	322.4	253.6	269.2	271.1	245.8	207.7
Interest and debt expense	349.2	279.8	231.1	229.3	286.6	347.9	345.6	330.2	309.3	337.4
NOI	1,143.2	1,162.0	1,033.4	972.6	1,259.8	1,382.6	1,401.3	1,364.1	1,341.9	1,176.5
Certain items that impact NOI	4.3	(11.9)	(5.0)	30.3	(103.2)	(235.5)	(254.4)	(254.5)	(268.6)	(194.8)
NOI, as adjusted (properties owned at the end of 2023)	1,147.5	1,150.1	1,028.4	1,002.9	1,156.6	1,147.1	1,146.9	1,109.6	1,073.3	981.7
Below is a reconciliation of net income (loss) to FFO and FFO, as adjusted:

($ IN MILLIONS)	2023	2022	2021	2020	2019	2018	2017	2016	2015	2014
Net income (loss) attributable to Vornado	105.5	(346.5)	176.0	(297.0)	3,147.9	449.9	227.4	906.9	760.4	864.9
Preferred share dividends and issuance costs	(62.1)	(62.1)	(74.9)	(51.7)	(50.1)	(65.1)	(65.4)	(83.3)	(80.6)	(81.5)
Net income (loss) applicable to common shares	43.4	(408.6)	101.1	(348.7)	3,097.8	384.8	162.0	823.6	679.8	783.4
Depreciation and amortization of real property	385.6	456.9	373.8	368.6	389.0	413.1	468.0	531.6	514.1	517.5
Net gains on sale of real estate	(53.3)	(58.7)	—	—	(178.7)	(158.1)	(3.5)	(177.0)	(289.1)	(507.2)
Real estate impairment losses	22.8	19.1	7.9	236.3	32.0	12.0	—	160.7	0.3	26.5
Decrease in fair value of marketable securities	—	—	—	4.9	5.5	26.5	—	—	—	—
Net gain on transfer to Fifth Avenue and Times Square JV, net	—	—	—	—	(2,559.1)	—	—	—	—	—
Net gain from sale of Urban Edge shares	—	—	—	—	(62.4)	—	—	—	—	—
After tax purchase price fair value adjustment	—	—	—	—	—	(27.3)	—	—	—	—
Partially-owned entities adjustments:
Depreciation of real property	108.1	130.6	139.2	156.6	134.7	101.6	137.0	154.8	144.0	117.8
Net gains on sale of real estate	(16.5)	(0.2)	(15.7)	—	—	(4.0)	(17.8)	(2.9)	(4.5)	(11.6)
Income tax effect of adjustments	—	—	—	—	—	—	—	—	—	(7.3)
Real estate impairment losses	50.5	576.4	—	409.1	—	—	7.7	6.3	16.8	—
(Increase) decrease in fair value of marketable securities	—	—	(1.1)	2.8	2.9	3.9	—	—	—	—
Noncontrolling interests’ share adjustments	(38.4)	(77.9)	(34.1)	(79.1)	141.7	(22.8)	(36.7)	(41.1)	(22.4)	(8.0)
Preferred share dividends	1.6	1.3	—	—	—	—	1.1	1.6	—	—
FFO	503.8	638.9	571.1	750.5	1,003.4	729.7	717.8	1,457.6	1,039.0	911.1
Certain items that impact FFO	4.4	(30.0)	(21.2)	(249.5)	(342.9)	(26.9)	(16.8)	(785.3)	(409.3)	(403.8)
FFO, as adjusted	508.2	608.9	549.9	501.0	660.5	702.8	701.0	672.3	629.7	507.3

Below is a reconciliation of net income (loss) to EBITDA, as adjusted				Below is a reconciliation of net income (loss) to net income, as adjusted:
($ IN MILLIONS)	2023	2022	2021	($ IN MILLIONS)	2023	2022
Net income (loss) (before noncontrolling interests)	32.9	(382.6)	207.5	Net income (loss) applicable to common shares	43.4	(408.6)
Less: net loss (income) attributable to noncontrolling interests				Non-cash impairment losses	73.3	595.5
in consolidated subsidiaries	76.0	5.7	(24.0)	Net gain on contribution of Pier 94 leasehold interest	(36.0)	—
Net income (loss) attributable to the Operating Partnership	108.9	(376.9)	183.5	After-tax net gain on sale of The Armory Show	(17.1)	—
Interest and debt expense	458.4	362.3	297.1	Our share of Alexander’s gain on sale of Rego Park III	(16.4)	—
Depreciation and amortization	499.4	593.3	526.5	Our share of income from real estate fund	(14.4)	(1.7)
Net gain on sale of real estate	(73.0)	(58.9)	(15.6)	220 Central Park South gains	(12.0)	(35.9)
Impairment losses on real estate	73.3	595.5	7.9	Deferred tax liability on our investment in Farley	11.7	13.7
Income tax expense/(benefit)	30.5	23.4	(9.8)	Credit losses on investments	8.3	—
EBITDA	1,097.5	1,138.7	989.6	Certain other items that impact net income	10.5	(36.5)
Gain on sale of 220 Central Park South units	(14.1)	(41.9)	(50.3)	Net income, as adjusted	51.3	126.5
Net gains on disposition of assets	(1.0)	(17.4)	(0.6)
Hotel Pennsylvania, Real Estate Fund and other	(1.1)	11.2	10.3
EBITDA, as adjusted	1,081.3	1,090.6	949.0